Exhibit E-1

                                                          January 9, 2002

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: National Grid Group plc/Niagara Mohawk Holdings, Inc. Merger and Financing Application, File No. 70-9849

To the Office of Public Utility Regulation:

          Briefly stated, in File 70-9849 (the "Application") National Grid Group plc, ("National Grid") and certain of its subsidiaries/1 have applied to the Commission jointly with Niagara Mohawk Holdings, Inc. ("NiMo"), Niagara Mohawk Power Corporation, and Opinac North America, Inc. for authority under the Public Utility Holding Company Act of 1935 (the "Act") to:

     (a) effect National Grid's acquisition of NiMo (the "Merger"). Under the Agreement and Plan of Merger and Scheme of Arrangement by and among National Grid, NiMo, New National Grid plc ("New National Grid"), and Grid Delaware, Inc. ("Grid Delaware") dated as of September 4, 2000 and amended as of December 1, 2000 ("Merger Agreement"), Grid Delaware, a wholly owned subsidiary of New National Grid, will merge into NiMo with NiMo surviving. Upon the closing of the Merger, NiMo will be a subsidiary of New National Grid and will subsequently be transferred to become a wholly-owned subsidiary of National Grid USA, a registered holding company;

     (b) effect a scheme of arrangement under Section 425 of the Companies Act 1985 (UK) ("Scheme") which taken together with the Merger, will result in the creation of New National Grid, as a new holding company for National Grid and its subsidiaries. The Scheme contemplates that New National Grid will become a new holding company over National Grid as a result of the outstanding shares of National Grid being cancelled and holders of such shares receiving the same number of New National Grid shares./2 National Grid will then issue shares to New National Grid. Upon consummation of the Scheme, New National Grid will be renamed National Grid Group plc and National Grid will be renamed National Grid Holdings One plc. The cancellation of outstanding shares in National Grid and the subsequent issue of shares by New National Grid will be carried out by way of the Scheme; and

     (c) issue debt and equity securities and conduct other transactions as described in the Application.

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1 The applicants to the application are National Grid Group plc, New National
Grid plc, National Grid (US) Holdings Limited, National Grid (US) Investments 4, National Grid (US) Partner 1 Limited, National Grid (US) Partner 2 Limited, National Grid General Partnership, New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Co. Inc., Vermont Yankee Nuclear Power Corporation, Wayfinder Group, Inc., NEES Energy, Inc., EUA Energy Investments Corp., National Grid Transmission Services Corp., National Grid USA Service Company Inc., Metrowest Realty LLC, National Grid USA, and National Grid Holdings Inc. Together with the subsidiary companies of National Grid USA these companies are referred to in this letter as the "National Grid Applicants."

2 The government of the UK also owns what is commonly referred to as the "golden share" in National Grid. The golden share is a single non-voting share that prevents amendments to National Grid's Articles of Association without the consent of the holder of the golden share. The golden share in National Grid will be replaced by a golden share in New National Grid upon completion of the Scheme.
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          As counsel for National Grid and its subsidiary companies, we deliver this opinion to you for filing as Exhibit E-1 to the Application.

          Fiona Smith is a member of the Law Society of England and Wales, the place of incorporation of National Grid, and of the Law Society of Scotland. Ms. Smith is not a member of the bars of any other country, or any of the United States, states in which certain of the National Grid Applicants are incorporated or qualified to do business, and does not hold herself out as an expert in the laws of such states. Kirk Ramsauer is a member of the bar of Massachusetts, the state in which National Grid USA, a subsidiary of National Grid, is headquartered. Mr. Ramsauer is not a member of the bars of any other states in which certain of the National Grid Applicants are incorporated or qualified to do business, and does not hold himself out as an expert in the laws of such states. For purposes of this opinion, to the extent they deemed necessary, Ms. Smith and Mr. Ramsauer have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna, Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

          In connection with this opinion, we or attorneys in whom we have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

          The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the transactions described in (a), (b) and (c) above, which are more fully described in the Application, (the "Proposed Transactions"), permitting the Application to become effective under the Act and the rules and regulations thereunder. In addition, every other regulatory agency or court having jurisdiction over the Proposed Transactions shall have taken the appropriate action to permit the National Grid Applicants to consummate the Proposed Transactions.

     o The Proposed Transactions are consummated in accordance with the Application and the Commission's order(s).

     o The Proposed Transactions are completed before the expiration of any required regulatory or court approval that expires at a certain date.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Each of the National Grid Applicants involved in the Proposed Transactions, will at the time of the Proposed Transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

          Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that:

          (a) all state and federal laws applicable to the Proposed Transactions will have been complied with;

          (b) each National Grid Applicant that is an issuer pursuant to the Proposed Transactions is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

          (c) any such securities will, in the case of stock issued to third parties, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms. Some stock securities issued to other companies in the National Grid holding company system, as more fully described in Exhibit M-1 to the Application, will not be immediately fully paid and nonassessable, but the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

          (d) the National Grid Applicants will legally acquire any securities subject to the Application; and

          (e) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the National Grid Applicants, or by any associate company thereof.

          We hereby consent to the filing of this opinion as an exhibit to the Application.

                                         Very truly yours,

                                         /s/ Fiona B. Smith

                                         Company Secretary and General Counsel
                                         National Grid Group plc

                                         /s/ Kirk L. Ramsauer

                                         Deputy General Counsel
                                         National Grid USA